UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2025

OSR HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41390	84-5052822
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

10900 NE 4th Street, Suite 2300, Bellevue, WA	98004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (425) 635-7700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	OSRH	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	OSRHW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 13, 2025, OSR Holdings Co., Ltd. (“OSRK”), a wholly owned subsidiary of OSR Holdings Inc. (NASDAQ: OSRH, the “Company”), entered into a Share Exchange Agreement (the “Agreement”) with Woori IO Co., Ltd. (“WORIO”). Under the Agreement, OSRK will acquire all issued and outstanding shares of WORIO through a comprehensive share exchange under the Korean Commercial Act, and WORIO will become a wholly owned subsidiary of OSRK and indirectly of the Company.

WORIO is a South Korea-based medical-device company developing non-invasive biosensing technology for glucose monitoring and related health parameters. Its proprietary near-infrared spectroscopy (NIRS) platform aims to enable needle-free continuous glucose monitoring for diabetes patients. Of particular note, WORIO has been providing technical development services to Samsung Electronics (“Samsung”) under a Non-invasive Blood Glucose Monitor PoC Development Services Agreement(“Service Agreement”) pursuant to which Samsung provided WORIO with a certain amount of non-dilutive funding. The details of such funding will not be disclosed in order to protect Samsung’s business confidentiality. This Service Agreement serves as the basis for WORIO to conduct the trials to test the Proof of Concept of WORIO’s NIRS technologies in monitoring and collecting data on blood glucose levels of the patients who participated in the trials. These programs, conducted under the Service Agreement, provide collaborative support for product validation and pilot testing of WORIO’s non-invasive glucose monitoring devices.

Each WORIO share will be exchanged for 0.948832 OSRK shares, and OSRK will issue 84,338 new shares in total to the existing WORIO shareholders in exchange for their 88,891 WORIO shares. The aggregate transaction value is approximately KRW 15 billion (USD 10.6 million).

The closing of the transaction is subject to customary conditions including shareholder approval by WORIO (target meeting date December 19, 2025) and regulatory clearances. The effective date of the share exchange is expected to be January 12, 2026.

Under Annex 2 of the Agreement, if within three years after closing the Company’s common stock reaches USD 10.00 per share on NASDAQ, the OSRK shares received by former WORIO shareholders may be exchanged for OSR Holdings Inc. common stock at a ratio of 12.96 OSRH shares for each OSRK share, subject to applicable U.S. securities laws and Board approval. A copy of Annex 2 of the Agreement is filed as Exhibit 2.1A and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On October 14, 2025, the Company issued a press release announcing the execution of the definitive agreement to acquire Woori IO Co., Ltd. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
2.1A	Annex 2 (Conditions for Exchange into OSR Holdings Inc. Shares), excerpted from the Share Exchange Agreement dated October 13, 2025, by and among OSR Holdings Co., Ltd. and Woori IO Co., Ltd. (only Annex 2 included; all other portions omitted pursuant to Item 601(b)(2) of Regulation S-K)
99.1	Press Release dated October 14, 2025 titled “OSR Holdings Signs Definitive Agreement to Acquire Woori IO, a Pioneer in Noninvasive Glucose Monitoring with Potential to Transform Diabetes Care.”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Certain portions of the Share Exchange Agreement relating solely to OSR Holdings Co., Ltd. and Woori IO Co., Ltd. have been omitted as they are not material to OSR Holdings Inc. and would likely cause competitive harm if disclosed. OSR Holdings Inc. agrees to furnish supplementally a copy of any omitted portions to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2025

OSR HOLDINGS, INC.

By:	/s/ Kuk Hyoun Hwang
	Name:	Kuk Hyoun Hwang
	Title:	Chief Executive Officer

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